Exhibit 9
CONSENT OF MILBANK, TWEED, HADLEY & MCCLOY LLP
     We hereby consent to the use of our name in the second paragraph under the heading “Legal Opinions” in the prospectus supplement dated September 16, 2009 to the prospectus dated January 15, 2008 issued pursuant to registration statement no. 333-148248.

/s/ Milbank, Tweed, Hadley & McCloy LLP
Milbank, Tweed, Hadley & McCloy LLP

September 23, 2009